Exhibit 99.1

NEWS

Contact:	John Haudrich (investors), 314-656-5375 Stephanie Meiners (investors), 314-656-5371 Tom Lange (media), 314-656-5369 www.smurfit-stone.com

SMURFIT-STONE COMPLETES TENDER OFFER AND
INITIATES REDEMPTION OF REMAINING 9 3/4% SENIOR NOTES DUE 2011

CHICAGO, April 9, 2007 — Smurfit-Stone Container Corporation (Nasdaq: SSCC) announced today that its wholly owned subsidiary, Smurfit-Stone Container Enterprises, Inc. (“SSCE”), has completed its tender offer for its approximately $648 million principal amount of outstanding 9 3/4% Senior Notes due 2011 (the “Notes”). The tender offer expired at 12:00 midnight Eastern time on Friday, April 6, 2007 (the “Expiration Date”), with approximately $546.4 million in aggregate principal amount of the Notes tendered and accepted for purchase.

Holders of the Notes that tendered by 5:00 pm Eastern time on March 23, 2007, (the “Early Tender Date”) were paid a total consideration of $1,035.00 per $1,000 principal amount tendered, plus accrued interest, on March 26, 2007. Holders that tendered their Notes after the Early Tender Date, but on or prior to the Expiration Date, will receive $1,005.00 per $1,000 principal amount of 9 3/4% Notes tendered, plus accrued interest, with payment to be made on or about April 9, 2007.

Smurfit-Stone also announced that SSCE is calling the remaining amount of the Notes outstanding, approximately $101.6 million, for full redemption on May 9, 2007 (the “Redemption Date”) in accordance with the terms of the indenture governing the Notes. The Notes will be redeemed at a redemption price of $1,032.50 per $1,000 note outstanding, to be paid on the Redemption Date.

Interest on the Notes will cease to accrue on and after the Redemption Date. The only remaining right of the holders thereof shall be to receive payment of the redemption price (together with the accrued and unpaid interest to, but excluding, the Redemption Date).

A notice of redemption is being mailed by The Bank of New York, as trustee for the Notes, to all registered holders of the Notes. Copies of the Notice of Redemption and additional information relating to the procedures for redemption may be obtained from The Bank of New York by calling 1-800-254-2826.

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Smurfit-Stone Container Corporation’s (Nasdaq: SSCC) innovative packaging solutions help its customers to grow their businesses and profits. As North America’s premier packaging company, Smurfit-Stone is the industry’s leading integrated manufacturer of paperboard and paper-based packaging. Smurfit-Stone also is one of the world’s largest paper recyclers. The company has led the industry in safety performance every year since 2001 and conducts its business in compliance with the environmental, health and safety principles of the American Forest & Paper Association. Smurfit-Stone operates approximately 180 facilities and employs approximately 25,200 people.